Exhibit 99

DARA BioSciences Signs Definitive Agreement To Raise $1.4 Million In

Registered Direct Offering

Raleigh, NC, October 25, 2010 – DARA BioSciences, Inc. (NASDAQ: DARA), a development-stage pharmaceutical company, today announced that it has entered into a definitive agreement with several institutional investors to sell 612,667 units, with each unit consisting of one of the Company’s common shares and 0.50 warrants to purchase one share of common stock, for gross proceeds of approximately $1.4 million, before deducting placement agent fees and estimated offering expenses, in a “registered direct” offering. The investors have agreed to purchase the units at a purchase price of $2.25 per unit. The warrants, which represent the right to acquire 306,334 common shares, will be exercisable beginning six months after the date of issuance and will expire on the fifth anniversary following the date they first become exercisable at an exercise price of $2.79 per share, which was above the closing price of the Company’s common shares on the NASDAQ Capital Market on October 22, 2010.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (AMEX: LTS), acted as the exclusive placement agent for this offering. C.K. Cooper & Co. acted as a financial advisor to the Company.

The transaction is expected to close on or about October 28, 2010, subject to satisfaction of customary closing conditions.

The securities described above are being offered by DARA BioSciences, Inc. pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may be offered only by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. is a Raleigh, North Carolina based biopharmaceutical development company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND (Investigational New Drug) Applications from the United States FDA. The Company has a pipeline of diverse drug candidates at various stages of development, with 82 granted patents and 56 pending applications (US and foreign). The first drug candidate KRN5500 has successfully completed a Phase 2 clinical trial treating neuropathic pain in patients with cancer. KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. A second Phase 2 clinical trial is planned during the first half of 2011. The second drug candidate DB959 is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type 2 diabetes. A Phase 1 clinical study for DB959 is underway and the Company plans to announce results in the second half of 2010. In addition, DARA owns CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of DDPIV inhibitors and a diverse library of approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because its diverse PPAR library has the potential to address the unmet medical needs of these diseases, the Company plans to explore several of these indications.

For more information please contact the Company at 919-872-5578 or visit our web site at http://www.darabio.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those factors include risks and uncertainties, in addition to the risks that the offering described in this release will not close when anticipated or at all, relating to DARA’s current cash position and its need to raise additional capital in the near term in order to be able to continue to fund its operations, risks and uncertainties relating to the potential delisting of DARA’s common stock from the NASDAQ Capital Market, risks and uncertainties relating to DARA’s ability to develop and bring new products to market as anticipated, the current regulatory environment in which the company develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA’s intellectual property, the intellectual property of others, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of DARA’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

Contact:	Kevin McGrath Cameron Associates, Inc. 212.245.4577 Kevin@cameronassoc.com